Exhibit 10.3

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is entered into the 2nd day of December 2021, by and between WL Holdings, Ltd., a Colorado limited liability company (“Landlord”) and Bespoke Extracts Colorado, LLC, a Colorado limited liability company (“Tenant”).

WITNESSETH:

ARTICLE I

PREMISES

1.1	Lease of Premises. In consideration of the Rent to be paid and the covenants and agreements to be performed by Tenant, Landlord does hereby lease to Tenant, and Tenant leases and accepts from Landlord, subject to the terms and conditions of this Lease, the commercial space legally described as Condominium Unit O, PEORIA 33 CONDOMINIUMS, according to the Condominium Map thereof recorded on this ___ day of July 2004, at Reception No. 2004___________, in the records of the Clerk and Recorder of the County of Adams, State of Colorado (the “Clerk and Recorder”), and as defined and described in the Condominiums recorded on this 28th day of July 2004, under Reception No. 20040728000675650, in said records, County of Adams, State of Colorado, commonly known as 12001 E. 33rd Ave., Unit O, Aurora, Colorado 80010, consisting of 2,899 square feet , including the right to use the Common Elements and the Limited Common Elements as provided to Landlord in the Declaration (the “Premises”).

The Premises are subject to that certain Condominium Declaration for Peoria 33 Condominiums, City of Aurora, County of Adams, State of Colorado, recorded in the records of the Clerk and Recorder at Reception No. 20040728000675650, as amended (the “Declaration”). The property that is subject to the Declaration is referred to as the “Condominiums.” The term “Association” has the same meaning ascribed to it in the Declaration.

1.2	SURRENDER OF PREMISES. At termination of the Lease, Tenant does agree to deliver the Premises in the same condition as received by it on the Possession Date, (subject to the removals hereinafter required) as the Premises were on the date the Tenant opened the Premises for business to the public, reasonable wear and tear excepted, and shall surrender all keys for the Premises to Landlord at the place then fixed for the payment of Rent and shall inform Landlord of all combination of locks, safes and vaults, if any, in the Premises. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Lease term. Any items remaining in the Premises on the termination date of this Lease shall be deemed abandoned for all purposes and shall become the property of Landlord and the latter may dispose of the same without liability of any type or nature..

1.3	POSSESSION. Tenant shall take possession of the Premises on the date of the closing of that certain Asset Purchase Agreement by and between Tenant and Wonderleaf, LLC, dated the same date as this Lease (the “Possession Date”).

ARTICLE II

TERM AND RENT

2.1	INITIAL TERM. The term of this Lease will commence at 12:01 a.m. on December 1, 2021, (the “Commencement Date”) and will expire at 11:59 p.m. on November 30, 2026 (the “Term”). December 1, 2022, and each December 1 thereafter during the Term is referred to herein as an “Anniversary Date.”

2.2	LEASE OPTION. Provided all conditions precedent in Section 2.4 have been satisfied, Tenant will have one option (the “Renewal Option”) to renew or extend the Term for five years. The Renewal Option will be deemed exercised by Tenant unless Tenant notifies Landlord in writing on or before three months prior to the effective date of such Renewal Option of its desire to not exercise the Renewal Option. If this Lease is renewed, during the extended Term all terms and provisions of this Lease will apply and be in full force and effect, except that Base Rent will escalate annually in accordance with the provisions of Section 2.3.

2.3	TERMINATION. Notwithstanding anything to the contrary set forth in this Lease, Tenant may terminate this Lease prior to the Possession Date if the Colorado Marijuana Enforcement Division or the City of Aurora denies or notifies, orally or in writing, Tenant that it will deny Tenant’s application to operate a regulated marijuana business at the Premises.

2.4	RENT.

(a)	Base Rent. Tenant shall pay to Landlord without prior demand therefore monthly rent (“Base Rent”) for each month of the Term in advance on the first day of each calendar month during the Term as follows:

(i)	Year one of the Term: $6,000.00 ($24.84/sq. ft. X 2,899 sq. ft.).

(ii)	Years two and three of the Term: $6,300 ($26.08/sq. ft. X 2,899 sq. ft.)

(iii)	Years four and five of the Term: $6,615 ($27.38 sq. ft. X 2,899 sq. ft.)

If the first month of the Term is a partial month, Base Rent for that partial month will be prorated and paid on or before the first day of the next following month.

If Tenant has exercised the Renewal Option, Base Rent will increase in an amount equal to the percentage increase in the Consumer Price Index (the “Index”) for All Urban Consumers Denver/Boulder/Greeley, CO Area (the “Annual Base Rent Increase”). Thirty days before each Anniversary Date upon exercise of the Renewal Option, the most recently published Index will be compared to the Index published for the year immediately preceding the most recently published Index, and the percentage change will be applied to the then existing Base Rent to determine the Base Rent to be paid by Tenant on the upcoming Anniversary Date and thereafter. The Annual Base Rent Increase will not for any year of the Term increase by more than five percent.

(b)	Additional Rent. Tenant shall pay as additional rent Landlord’s utility charges from the Association (“Additional Rent”). Landlord shall provide Tenant a copy of the Association’s monthly invoice showing such utility charges. Tenant shall Additional Rent no later than 15 days after receipt of such invoice. If Landlord fails to pay such utility charges to the Association, Tenant may pay such charges directly to the Association and deduct such amount from Base Rent.

2.5	REAL ESTATE TAXES, PERSONAL PROPERTY TAXES FOR FIXTURES IN PLACE PRIOR TO OCCUPANCY, BUILDING INSURANCE AND ASSOCIATION FEES are the exclusive liability of Landlord.

2.6	SECURITY DEPOSIT. Tenant shall deposit with Landlord on the date of this lease a security deposit of $12,000.00 (the “Security Deposit”) as security for Tenant’s faithful performance of its obligations under this Lease. If Tenant fails to pay Base Rent or Additional Rent, or otherwise defaults under this Lease, Landlord may use, apply, or retain all or any portion of the Security Deposit for the payment of any amount already due Landlord, for amounts which will be due in the future, or to reimburse or compensate Landlord for any liability, expense, loss or damage which Landlord may suffer or incur by reason thereof. Landlord may keep the Security Deposit separate from its general accounts. Within 90 days after the expiration or termination of this Lease, Landlord shall return that portion of the Security Deposit not used or applied by Landlord. No part of the Security Deposit will be considered to be held in trust, to bear interest, or to be prepayment for any monies to be paid by Tenant under this Lease.

2.7	CURRENCY. All monies due from Tenant to Landlord under this Lease, whether as Rent or otherwise, are to be paid in lawful currency of the United States.

ARTICLE III

USE OF PREMISES AND COMMON ELEMENTS

3.1	TENANT’S USE; CANNABIS. Except as otherwise provided in this Lease, the Premises shall be used and occupied by Tenant solely as light industrial manufacturing business and for no other purpose without Landlord’s prior written consent; provided, however, that Tenant may use the property for the lawful manufacture of cannabis products as permitted within the City of Aurora and the Declaration and per local and state cannabis licenses. Tenant shall comply with all rules, regulations and laws of any governmental authority with respect to use and occupancy. Tenant shall ensure that its cannabis licenses associated with the Premises remain in good standing throughout the term of the Lease. At all times Tenant shall conduct its operations in strict conformance with the Declaration, the bylaws and articles of incorporation of the Association, and all rules and regulations established by the Association.

3.2	OWNER PROPERTY. Premises are leased “as is”, provided, however, that Landlord shall remove any personal property on the Premises as of the Possession Date as requested by Tenant no later than five days after the Possession Date.

3.3	UTILITIES. Tenant agrees to pay for any and all other utilities used on or attributable to the Premises unless otherwise agreed to in writing with Landlord.

3.4	COMMON ELEMENTS.

(a)	The terms “Common Elements” and “Limited Common Elements” have the respective meanings ascribed to the them in the Declaration.

(b)	Subject to the provisions of this Lease, Tenant and its employees, agents, customers, and invitees have a non-exclusive right during the Term to use the Common Elements and the Limited Common Elements for the purposes for which they are intended, in common with others entitled to the use thereof, as provided in the Declaration, and Tenant shall not at any time interfere with the use of the Common Elements and the Limited Common Elements by others entitled to the use thereof.

(c)	Use of the Common Elements and the Limited Common Elements is subject to all provisions of the Declaration and rules and regulations promulgated thereunder.

3.5	SIGNS. Tenant shall not place on any exterior door, wall, or window of the Premises except as permitted by the Declaration. Tenant shall maintain such sign or advertising matter as approved by Landlord in good condition and repair. All signs shall comply with all applicable ordinances or other governmental restrictions and the prompt compliance therewith shall be the responsibility of Tenant. Tenant acknowledges that no sign or window treatment will be allowed which contains neon lighting without written consent of Landlord. Upon the expiration or sooner termination of this lease, all signs placed by Tenant must be removed and all damage caused by the erection, maintenance, or removal of any or all signs shall be fully repaired at the expense of Tenant.

3.6	ENVIRONMENTAL HAZARDS AND INDEMNITY. Tenant will not use or operate the Premises in any manner such that the Premises are not in compliance with all applicable federal, state and local environmental statutes, regulations, ordinances, and any permits, approvals or judicial or administrative orders issued thereunder; nor shall Tenant operate in the Premises in any manner such that the Premises, or any area adjacent to the Premises, may or do become contaminated by any hazardous substance, pollutant or contaminant, or petroleum, including crude oil or any fraction thereof, giving rise to liability under any federal, state or local environmental statute or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, or under any common law claim for personal injury or property damage, or for injunctive relief. Whether or not Tenant or Landlord has actual knowledge of the existence of any environmental condition which becomes subject to this environmental indemnity, Tenant hereby agrees to indemnify, defend, and hold harmless Landlord and its agents, affiliates, officers, directors and employees of and from any and all liability, claims, demands, actions and causes of action whatsoever arising out of or related to Tenant’s contamination during the Term of the Premises, any area adjacent to the Premises, by any hazardous substance, pollutant or contaminate, petroleum, or the like. Cannabis and cannabis derived products shall not be considered a hazardous substance.

The parties acknowledge that due to prior uses of the Property, the Property may have hazardous or undesirable metal, minerals, chemicals, hydrocarbons, petroleum-related compounds. or other hazardous materials as defined in this Lease in soils, water, building components, or elsewhere in areas that may or may not be accessible or noticeable or discoverable from a visual inspection. Landlord hereby agrees to indemnify, defend, and hold harmless Tenant and its agents, affiliates, officers, directors and employees of and from any and all liability, claims, demands, actions and causes of action whatsoever arising out of or related to Landlord’s contamination of the Premises, any area adjacent to the Premises, by any hazardous substance, pollutant or contaminate, petroleum, or the like. Cannabis and cannabis derived products shall not be considered a hazardous substance.

ARTICLE IV

MAINTENANCE AND REPAIRS

4.1	LANDLORD’S DUTY TO REPAIR. Subject to the Association’s requirements under the Declaration, Landlord shall keep and maintain the foundation, exterior walls, and roof of the building in which the Premises are located and the structural portions of the Premises which were installed by Landlord, exclusive of doors, windows and window frames located in exterior building walls. Landlord shall be responsible for the cost to repair of major building systems such as main electrical distribution source, main sewage drain lines, and heating and ventilation serving the Premises, provided that the foregoing repairs are not required to be made by reason of negligence of the Tenant, its agents, etc., as above described.

Tenant agrees that if any conditions exist within the Premises that would create the basis of a constructive eviction of the Tenant, or a claim against Landlord for the failure to complete any required tenant finish or to make any repairs or undertake any maintenance for which Landlord is responsible under the terms of this Lease, Tenant shall give Landlord prompt notice of such condition or default in writing. Landlord shall have thirty (30) days after receipt of said written notice to correct or cure said condition or default. If such condition or default is of a nature that cannot be reasonably cured within thirty (30) days, and Landlord has begun to attempt to cure such condition or default and continues with reasonable diligence to do so thereafter, Landlord shall be given the additional time reasonably necessary to complete the cure of the condition or alleged default. Tenant shall have no claims and shall not file any action against Landlord for constructive eviction or any breach of this Lease for failure to complete any required tenant finish or to make any necessary repairs or maintain any portion of the Premises unless and until Tenant has first provided written notice of such condition or default, and Landlord has failed to cure or begin to cure the condition or default within thirty (30) days after receipt of such notice. If Landlord fails to repair the Premises as required by the Lease, Tenant may make such repairs at its own expense and deduct such expenses from Base Rent and Additional Rent.

4.2	TENANT’S DUTY TO REPAIR. Except as provided for in Paragraph 4.1 of this Lease as being required of the Landlord, Tenant shall:

(a)	keep and maintain in good order, condition, and repair (including any such replacement and restoration as is required for that purpose) the Premises and every part thereof and any and all appurtenances thereto wherever located, including but not limited to, light fixtures, light bulbs, ballasts, cabinets, plumbing, faucets, doors, door frames, door checks, door locks, and interior windows, window frames, window coverings, and walls within the Premises, all electrical wiring, electrical switches and electrical outlets serving the Premises, ceiling tiles and ceiling grids, and all HVAC airflow grills, louvers and covers.; and

(b)	keep and maintain the Premises in a clean, sanitary, and safe condition and in accordance with all directions, rules and regulations of the proper officials of the government agencies having jurisdiction, at the sole cost and expense of Tenant, and Tenant shall comply with all requirements of law by statute, ordinance or otherwise, affecting the Premises and all appurtenances thereto.

4.3	TENANT’S ALTERATIONS. Tenant may make any alterations, additions, or changes to the Premises so long as they are consistent with the terms of the Declaration and any other requirements of the Association. All work with respect to any permitted alterations, additions and changes shall be done at Tenant’s sole expense in a good and workmanlike manner, shall be diligently prosecuted to completion and shall be conducted in such a manner as to avoid interference with the reasonable operations of other businesses and tenants located within the Condominiums. Upon the expiration or earlier termination of this Lease, all of such permitted alterations, additions or changes shall be considered as improvements to real property and shall not be removable by Tenant but shall become a part of the Premises owned by Landlord, except for Tenant’s trade fixtures. Any such alterations, additions or changes shall be made strictly in accordance with all laws and regulations relating thereto.

4.4	MECHANIC’S LIEN. If Tenant makes any alterations or improvements in the Premises, Tenant must pay for same when made. Nothing in this Lease shall be construed to authorize Tenant or any person dealing with or under Tenant to charge the rents of the Premises or the property of which the Premises form a part or the interest of Landlord in the estate of the Premises or any person under and through whom Landlord has acquired its interest in the estate of the Premises with a mechanic’s lien or encumbrance of any kind, and under no circumstances shall Tenant be construed to be the agent, employee or representative of Landlord in the making of any such alterations or improvements to the Premises, but, on the contrary, the right or power to charge any lien, claim or encumbrance of any kind against Landlord’s rents or the Premises is denied. So long as the laws of this state shall provide for the filing of statutory bond to eliminate the attachment of mechanic’s or materialmen’s lien to real estate, Tenant shall require that its contractor or it take such steps prior to the initiation of any construction to insure that said bond shall be obtained.

4.5	ROOF. Tenant will not cause or permit accumulation of any debris or extraneous matter on the roof of the Premises, will not in any manner cut or drive nails into or otherwise mutilate the roof of the Premises, and will be responsible for any damage caused to the roof by any acts of Tenant, its agents, servants, employees, or contractors of any type or nature.

ARTICLE V

INSURANCE AND INDEMNIFICATION

5.1	LIABILITY OF TENANT. Tenant shall protect, indemnify and save Landlord harmless from and against all any liability and expense of any kind arising from injuries or damages to persons or property on the Premises arising out of or resulting in any way from its use of the Premises during the term of this Lease unless such liability arises out of or results from Landlord’s act or omission.

5.2	NOTICE OF CLAIM OR SUIT. Tenant agrees to promptly notify Landlord of any claim, action, and proceeding or suit instituted or threatened against Tenant with respect to the Premises. In the event Landlord is made a party to any action for damages which Tenant has herewith indemnified Landlord against, then Tenant shall pay all costs and shall provide effective counsel in such litigation or shall pay, at Landlord’s option, the attorney’s fees and costs incurred in connection with said litigation by Landlord.

5.3	LIABILITY INSURANCE. Tenant shall, at its expense, maintain throughout the Term (a) comprehensive general liability insurance against claims for personal injury or death with a limit of not less than $500,000 each person and not less than $1,000,000 each accident, (b) broad form property damage liability insurance against claims for property damage with a limit of not less than $300,000 each accident, and (c) during any period of construction by Tenant, builder’s risk insurance in a form and amount reasonably acceptable to Landlord. Tenant shall deliver to Landlord certificates of such insurance, which shall declare that the respective insurer may not cancel the same in whole or in part without giving Landlord written notice of its intentions to do so at least thirty (30) days in advance.

5.4	FAILURE TO PROCURE INSURANCE. In the event Tenant shall fail to procure insurance required under this Article V and fail to maintain the same in force continuously during the term, Landlord shall be entitled to procure the same and Tenant shall immediately reimburse Landlord for such premium expense.

5.5	PROPERTY OF TENANT. Tenant agrees that all property owned by it in, on or about the Premises shall be at the sole risk and hazard of Tenant. Landlord shall not be liable or responsible for any loss of or damage to Tenant, or anyone claiming under or through Tenant, or otherwise, whether caused by or resulting from a peril required to be insured hereunder, or from water, steam, or gas leakage, plumbing, electricity or electrical apparatus, pipe or apparatus of any kind, the elements or other similar or dissimilar causes, and whether or not originating in the Premises or elsewhere, irrespective of whether or not Landlord may be deemed to have been negligent with respect thereto, and provided such damage or loss is not the result of an intentional or negligent act of Landlord.

5.6	WAIVER OF SUBROGATION. Tenant agrees that, if any property owned by it and located in the Premises shall be damaged or destroyed by an insured peril, Landlord shall not have any liability to Tenant, nor to any insurer of Tenant, for or in respect of such damage or destruction (unless Landlord caused such damage), and Tenant shall require all policies of risk insurance carried by it on its property in the Premises to contain or be endorsed with a provision in and by which the insurer designated therein shall waive its right of subrogation against Landlord.

ARTICLE VI

FIRE OR OTHER CASUALTY

6.1	PARTIAL DESTRUCTION. In the event of the partial destruction by fire or any other casualty of the building in which the Premises are located, Landlord shall restore or repair said building and improvements with reasonable diligence. Landlord shall expend such sums as required to repair or restore improvements to the condition they were in immediately prior to the date of the destruction. A just and proportionate part of the Base Rent payable by Tenant, to the extent that such damage or destruction renders the Premises untenable and was not caused by Tenant, shall be abated from the date of such damage or destruction until such premises are repaired or restored.

6.2	SUBSTANTIAL DESTRUCTION. If the Premises shall be so damaged by fire or other casualty or happening to cause loss requiring repairs in excess of $25,000 or as to be substantially destroyed, then Tenant shall have the option to terminate this Lease by giving written notice within thirty (30) days after such destruction, and any unearned Rent shall be apportioned and returned to Tenant.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1	TENANT ASSIGNMENT OR SUBLET. Tenant shall not transfer or assign this Lease or any interest herein, or mortgage or hypothecate this Lease or any interest herein, without Landlord’s prior written consent, which consent will not be unreasonably withheld, in each instance. If Tenant shall at any time during the term of this Lease sublet all or any part of the Premises or assign this Lease either with the consent of Landlord as hereinbefore provided or without the consent of Landlord, Tenant shall continue to remain fully liable under all of the terms, covenants and conditions of this Lease (including, but not limited to, the provisions for the payment of Rent and Additional Rent. The consent of Landlord to any transfer, assignment or subletting shall not be deemed to be a consent by Landlord to any subsequent transfer, assignment or subletting. The acceptance of any Rent payments by Landlord from any alleged assignee shall not constitute approval or consent by Landlord of the assignment of this Lease.

ARTICLE VIII

DEFAULT AND RE-ENTRY

8.1	LEGAL REMEDIES. In addition to all rights and remedies granted to Landlord by the terms of this Lease, Landlord shall have available to it any and all rights and remedies available at law or in equity, or under the statutes of the State of Colorado. No remedy granted in this Lease or otherwise conferred upon or reserved to Landlord shall be considered exclusive of any other remedy, but all remedies shall be cumulative and shall be in addition to every other remedy given under this Lease or now or hereafter existing at law or in equity or by statute.

8.2	ATTORNEY’S FEES. In the event that either party shall be required to engage counsel for the enforcement of any of the terms of this lease, whether such employment shall require institution of suit or other legal services required to secure compliance on the part of the other party, the non-prevailing party shall be responsible for and shall promptly pay to the prevailing party the reasonable value of said attorney’s fees.

ARTICLE IX

PARKING

9.1	PARKING. Tenant and its employees may park their motor vehicles in such areas as so designated by the Association.

ARTICLE X

EMINENT DOMAIN

10.1	PARTIAL TAKING. If a portion of the Premises shall be taken as herein provided for public improvements or otherwise under the exercise of the right of eminent domain and the Premises shall continue to be reasonably suitable for the use which is herein authorized, then the Rent herein provided shall be reduced from the date of such taking in direct proportion to the reduction in usefulness of the Premises.

10.2	SUBSTANTIAL TAKING. If the real estate hereby leased or a part thereof sufficient to render the Premises wholly unfit for the use herein authorized shall be condemned or acquired by grant or otherwise, for the widening of streets or for other public improvements, or shall otherwise be taken in the exercise of the right of eminent domain, Tenant shall have the right, at Tenant’s option, to terminate and cancel this Lease on thirty (15) days written notice to Landlord, and, under this Article, Tenant shall be liable only for Rents and other charges accrued and earned to the date of surrender of possession of said premises to Landlord and for the performance of other obligations maturing prior to said date.

ARTICLE XI

GENERAL PROVISIONS

11.1	LANDLORD’S RIGHT OF ENTRY. Landlord reserves the right at all reasonable times during the term of this Lease for Landlord or Landlord’s agents to enter the Premises for the purpose of inspecting and examining the same, and to show the same to prospective purchasers or tenants, and to make such repairs, alterations, improvements or additions as permitted by this Lease, subject to applicable law. During the ninety (90) days prior to the expiration of the term of this Lease or any renewal term, Landlord may exhibit the Premises with prior notice and so as not to interfere with regular use of the Premises, to prospective Tenants or Purchasers, and place upon the Premises the usual notices advertising the Premises for sale or lease, as the case may be, which notices Tenant shall permit to remain thereon without molestation. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the building or any part thereof, except as otherwise herein specifically provided.

11.2	QUIET ENJOYMENT. Landlord agrees that, if the Rent is being paid in the manner and at the time prescribed and the covenants and obligations of Tenant being all and singular kept, fulfilled, and performed, Tenant shall lawfully and peaceably have, hold, possess, use and occupy and enjoy the Premises so long as this Lease remains in force, without hindrance, disturbance, or molestation from Landlord, subject to the specific provisions of this lease.

11.3	WAIVER. Waiver by Landlord of any default, breach or failure of Tenant under this Lease shall not be construed as a waiver of any subsequent or different default, breach or failure. In case of a breach by Tenant of any of the covenants or undertakings of Tenant, Landlord nevertheless may accept from Tenant any payment or payments hereunder without in any way waiving Landlord’s right to exercise the right of re-entry hereinbefore provided for by reason of any other breach or lapse which was in existence at the time such payment or payments were accepted by Landlord.

11.4	SUBORDINATION. Upon request of Landlord, Tenant shall subordinate its right hereunder to the lien of any mortgage or mortgages, or the lien resulting from any other method of financing or refinancing now or hereafter in force against the real estate and/or buildings of which the Premises are a part or against any buildings hereafter placed upon said real estate of which the Premises are a part.

11.5	NOTICES. Any notice or demand which Landlord may desire or be required to give to Tenant shall be in writing, may be issued by Landlord’s agent or representative, and shall be deemed sufficiently given or rendered if delivered personally to Tenant or any of Tenant’s employees or agents at the Premises, or if sent by certified or registered United States mail, postage prepaid, addressed to Tenant at:

Addres to be provided

and any such notice or demand shall be deemed to have been given at the time when it is personally delivered or mailed. Any notice or demand by Tenant to Landlord shall be in writing and must be served by certified or registered United States mail, postage prepaid, addressed to Landlord at:

WL Holdings, Ltd.

6066 Blackfoot Circle

Sedalia, CO 80135

Either party shall have the right to change its address for notice by giving notice as provided above.

11.7	AMENDMENT. Oral agreements in conflict with any of the terms of this Lease shall be without force and effect. All amendments and additional agreements are to be in writing executed by the parties or their respective successors in interest.

11.8	DOCUMENTATION. Tenant does covenant and agree to execute and deliver to Landlord within ten (10) days from the date of request thereof, such supplemental documents as may be required by Landlord or Landlord’s lender in connection with this Lease, including estoppel certificates in a form required by Landlord or Landlord’s lender, which certificates may include information as to any modifications of this lease, dates of commencement of term and termination date of lease, that Lease is in full force and effect and that Landlord is not in default of any terms hereof.

11.9	WAIVER OF JURY TRIAL. To the maximum extent permitted by law, Landlord and Tenant each waive right to trial by jury in any litigation arising out of or with respect to this Lease.

11.10	CONTROLLING LAW. This Lease and all terms hereunder shall be construed consistent with the laws of the State of Colorado.

11.11	TIME OF THE ESSENCE. Time is of the essence with respect to the performance of each and every provision of this Lease.

11.12	NO PARTNERSHIP. It is understood that Landlord does not in any way or purpose become a partner or joint venture with Tenant in the conduct of Tenant’s business.

11.13	PARTIAL INVALIDITY. If any term or condition of this Lease or the application thereof to any person or event shall to any extent be invalid and unenforceable, the remainder of this Lease in the application of such term, covenant, or condition to persons or events other than those to which it is held invalid or unenforceable shall not be affected and each term, covenant, and condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

11.14	SUCCESSORS. The provisions, covenants, and conditions of this Lease shall bind and inure to the benefit of the legal representatives, successors and assigns of each of the parties, except that no assignment or subletting by Tenant shall be permitted without the written consent of Landlord.

11.15	DISCLAIMER. This Lease has important legal consequences to the parties, and each of the parties should consult legal, tax or other appropriate counsel before signing. Each of the parties acknowledges, represents and warrants that it has been advised to seek independent legal representation concerning the transaction contemplated by this Lease, and that such party has sought such counsel or has made its own, independent determination that such counsel is not necessary. Each of the parties acknowledges, represents and warrants that it has not relied upon any statement or representation made by the other party, or by officers, employees or agents of the other party (including, without limitation, any property manager or leasing agent for such party) with respect to the legal consequences of the transaction contemplated by this Lease or of any particular term, condition or provision of this Lease.

11.16	DELIVERY OF LEASE. Landlord shall provide a copy of this Lease to the Association as required by the Declaration.

11.17	RECORDATION. Tenant may in its sole discretion file in the records of the Clerk and Recorder of Adams County, Colorado, a copy of this Lease or a memorandum of this Lease noting Tenant’s option to purchase the Premises.

11.18	COMPLIANCE WITH DECLARATION; PAYMENT OF ASSESSMENTS. Both parties shall comply at all times with all provisions of the Declaration and any other requirements of the Association. Landlord shall timely pay all assessments of the Association.

11.7	OPTION TO PURCHASE. As partial consideration for the Lease, Tenant has the option to purchase the Premises and all improvements located thereon, upon at least 30 days prior written notice to Landlord (the “Purchase Option”). Rent shall continue to be paid until closing of the purchase of the Premises. The purchase price of the Premises will be $600,000.00 (the “Purchase Price”). Tenant may assign its rights, interests, and duties under the Purchase Option to an affiliate of Tenant. Landlord shall pay any monetary obligations caused or created by Landlord, by its actions or inactions, encumbering the Premises at the closing. If Landlord is in breach of the Purchase Option, Landlord will be in default under the Lease, and Tenant will be entitled, at Tenant’s election, to: (a) exercise any and all remedies available at law as a result of Landlord’s breach, including, but not limited to an action against Landlord for damages; (b) Tenant will be entitled to terminate this Lease and receive a refund of the Deposit, whereby the parties shall have no further obligation to each other under this Lease, except for those matter expressly intended to survive termination or expiration of the Lease; or (c) sue Landlord for specific performance, including, but not limited to, the right to compel the Landlord to sell the Premises to Tenant as provided in this Section 11.19, and seek and obtain attorney’s fees incurred to enforce this remedy Exercise of any remedy set forth above shall not preclude Tenant’s exercise of any other remedy.

IN WITNESS WHEREOF, this Lease Agreement has been executed effective the day and year first above written.

LANDLORD: WL Holdings, Ltd.

By:	/s/ Roxanne Burns	December 2, 2021
NAME:	Roxanne Burns	Date
TITLE:	Managing Member, WL Holdings, Ltd.

TENANT: Bespoke Extracts Colorado, LLC

By:	/w/ Michael Feinsod	December 2, 2021
NAME:	Michael Feinsod	Date
TITLE:	Manager